Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256322

December 2, 2021

AMTD Digital Inc.

AMTD Digital Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting AMTD Global Markets Limited, at 23/F Nexxus Building, 41 Connaught Road Central, Hong Kong, Attention: ECM Department, by calling +852 3163-3288, or via email: ibd.project.genesis3@amtdglobalmarkets.com, Loop Capital Markets LLC, at 111 West Jackson Boulevard, Suite 1901, Chicago, IL 60604, U.S.A., Attention: ECM Department, by calling +1 (312) 913-4900, or via email: LoopECM@loopcapital.com, Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, U.S.A., Attention: Clifford A. Teller, by calling +1 (212) 895-3745, or via email: ecitarrella@maximgrp.com, or Livermore Holdings Limited, at Unit 1214A, 12/F, Tower II Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong, Attention: ECM Department, by calling +852 3704-9511, or via email: project@livermore.com.hk. You may also access the Company’s most recent prospectus dated December 2, 2021, which was included in Amendment No. 10 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on December 2, 2021, or Amendment No.  10, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/0001809691/000119312521346305/d943653df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 10. All references to page numbers are to page numbers in Amendment No. 10.

(1) Amend the seventh paragraph on the front cover of the prospectus to read as follows:

We face various legal and operational risks and uncertainties relating to our operations. Although we do not have any material operation or maintain any office or personnel in Mainland China nor do we have any variable interest entities structure in place, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to variable interest entities, data and cyberspace security, and anti-monopoly concerns, would apply to us. Should these statements or regulatory actions apply to us, including our Hong Kong operations, in the future, or if we expand our business operations into Mainland China leveraging our fusion-in program, through AMTD SpiderNet ecosystem or in some other ways such that we become subject to them to a greater extent, our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. For example, if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our public offerings at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations. We also may face risks relating to the lack of PCAOB inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act. The PRC government has significant authority to intervene or influence the China or Hong Kong operations of an offshore holding company, such as ours, at any time. These risks, together with uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws, regulations, and policies, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. For a detailed description of risks relating to doing business in China, see “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong.”

(2) Move the risk factors under the subheading of “Risks Relating to Doing Business in Mainland China and Hong Kong” to the onset of the Risk Factors section of Amendment No. 10, and make corresponding changes to the Summary of Risk Factors section of Amendment No. 10.

(3) Amend the first bulleted paragraph under the subheading of “Risks Relating to Doing Business in Mainland China and Hong Kong” on page 8 to read as follows:

The PRC government has significant authority to intervene or influence the China or Hong Kong operations of an offshore holding company, such as ours, at any time. The PRC government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. If the PRC government exerts more oversight and control over offerings that are conducted overseas and/ or foreign investment in China-based issuers and we were to be subject to such oversight and control, it may result in a material adverse change to our business operations, including our Hong Kong operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the ADSs to significantly decline in value or become worthless.

(4) Amend the first risk factor under the heading of “Risks Relating to Doing Business in Mainland China and Hong Kong” on page 18 to read as follows:

The PRC government has significant authority to intervene or influence the China or Hong Kong operations of an offshore holding company, such as ours, at any time. The PRC government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. If the PRC government exerts more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers and we were to be subject to such oversight and control, it may result in a material adverse change to our business operations, including our Hong Kong operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the ADSs to significantly decline in value or become worthless.

Our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally. The PRC government has significant authority to intervene or influence the China operations of an offshore holding company at any time, which, if extended to our Hong Kong operations, could result in a material adverse change to our operations and the value of the ADSs. The PRC government has recently indicated an intent to exert more oversight and control over listings conducted overseas and/or foreign investment in China-based issuers. We cannot assure you that the oversight will not be extended to companies operating in Hong Kong like us and any such action may hinder our ability to offer or continue to offer our securities to investors, result in a material adverse change to our business operations, including our Hong Kong operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. See also “—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

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